EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Jamar Ismail/Robert Jones (415) 568-9348; (646) 201-5447 jismail@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal 2012 Fourth Quarter
and Full Year Financial Results

•	Net sales of $57.7 million with Navilyst Medical contributing $4.8 million
•	GAAP net loss of $7.0 million, or $0.27 per share; adjusted (Non-GAAP) net income of $2.6 million, or $0.10 per share, including $0.01 from Navilyst Medical
•	Integration of Navilyst Medical is progressing on schedule
•	Company provides financial guidance for fiscal 2013

ALBANY, N.Y. (July 12, 2012) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fiscal 2012 fourth quarter and year ended May 31, 2012. Financial results include Navilyst Medical since May 22, 2012.

“With the Navilyst acquisition completed, we are focused on executing our plan to achieve the growth, benefits and cost savings we originally identified,” said Joseph DeVivo, President and CEO of AngioDynamics. “We have doubled our share of the vascular access market, built critical mass in the peripheral vascular market and several of Navilyst’s executives have become key members of our leadership team. During the fourth quarter, our VenaCure EVLT® system sales grew 17%, our international business grew 22% and NanoKnife® System sales grew 54% following the resumption of shipments in the U.S. We enter fiscal year 2013 with confidence.”

Fiscal Fourth Quarter

Net sales of $57.7 million increased 3% from $56.2 million a year ago, with Navilyst Medical contributing $4.8 million. Excluding Navilyst and sales of LC Beads, a discontinued product line after the expected conclusion of the U.S. distribution agreement on December 31, 2011, year-over-year net sales grew 10%. Total Vascular sales increased 23%, or 10% excluding Navilyst, to $46.3 million from $37.8 million a year ago. Oncology/Surgery sales were $11.4 million compared to $18.5 million a year ago.

Excluding $8.2 million of LC Beads sales in the prior fourth quarter, Oncology/Surgery sales increased 11%. U.S. sales decreased 2% and increased 9% excluding LC Beads and Navilyst, to $47.6 million. International sales increased 28% (31% on a constant currency basis), or 19% (22% on a constant currency basis) excluding Navilyst, to $10.1 million from the fourth quarter a year ago.

Gross margin in the fourth quarter was reduced to 54.0% compared to 57.7% a year ago due to $1.4 million in costs relating to the Quality Call to Action program and $921,000 in product recall costs. Excluding these costs, the gross margin for the quarter was 58.1%.

The Company reported a net loss of $7.0 million, or $0.27 per share including costs related to acquisition, business restructuring and financing activities, compared with a net loss of $862,000, or $0.03 per share, in the prior year’s fourth quarter. Excluding the $12.0 million of pre-tax costs related to acquisition, business restructuring, the Quality Call to Action program, product recalls and financing activities, adjusted (Non-GAAP) net income was $2.6 million, or $0.10 per share, in the quarter, which is the same as the fourth quarter a year ago. Adjusted (Non-GAAP) EBITDA was $7.9 million, or $0.30 per share, in the fourth quarter, compared to $7.7 million, or $0.31 per share, in the prior year period.

At May 31, 2012, cash, escrow receivable and investments were $40.1 million and long-term debt was $ 142.5 million.

Fiscal Year

For the fiscal year ended May 31, 2012, net sales grew 3% to $221.8 million. LC Beads, contributed $21.3 million in sales in fiscal 2012 and $28.3 million in fiscal 2011. Excluding the sales contribution from Navilyst and LC Beads, sales increased 4% in fiscal 2012 to $195.7 million.

Vascular sales of $159.1 million increased 6%, or 3% excluding Navilyst, from $149.5 million in fiscal 2011. Oncology/Surgery sales were $62.7 million in the fiscal year compared to $66.2 million a year ago. Excluding LC Beads, Oncology/Surgery sales grew 9% to $41.4 million. U.S. sales were $188.2 million or flat with last year and increased 1% excluding LC Beads and Navilyst. International sales increased 25% on a reported and constant currency basis, or 22% excluding Navilyst, to $33.6 million from $26.9 million in fiscal 2011.

Gross margin was reduced to 56.8% compared to 58.3% in the prior year due to $2.3 million in costs relating to the Quality Call to Action program and $2.8 million in product recall costs. Excluding these costs, gross margin for the year was 59.1%.

The Company reported a net loss of $5.1 million, or $0.20 per share including costs relating to acquisition, business restructuring, the Quality Call to Action program, product recalls and financing activities, compared with net income of $8.1 million, or $0.32 per share, in fiscal 2011. Excluding the $22.2 million of pre-tax costs relating to acquisition, business restructuring, the Quality Call to Action program, product recalls and financing activities adjusted (Non-GAAP) net income was $11.0 million, or $0.43 per share, in fiscal 2012 compared with adjusted (Non-GAAP) net income of $11.6 million, or $0.46 per share, in fiscal 2011. Adjusted (Non-GAAP) EBITDA was $31.4 million, or $1.23 per share, in the fiscal year, compared to $31.7 million, or $1.26 per share, in fiscal 2011.

Highlights of the reporting and subsequent period include:

•
The establishment of a strategic relationship with Microsulis Medical Ltd., a medical device company specializing in minimally invasive, microwave ablation technology for the coagulation of soft tissue. The relationship includes a $5 million investment for a 14.3% ownership position, exclusive distribution rights to market and sell the Accu2i pMTA microwave ablation system in all markets outside the United States until December 2013, and an exclusive option to purchase, at any time until September  2013, substantially all of the global assets of Microsulis Medical Ltd., including the microwave ablation technology and its worldwide distribution rights.

•	NanoKnife® System sales grew 54% to $4.1 million in the fourth quarter and 59% to $11.6 million in the fiscal year despite the temporary stop in shipments in the U.S. between January and April.

•	Clinical support for the NanoKnife System continues to build, including the publication of two studies in the Journal of the American College of Surgeons:

o
“Irreversible Electroporation Therapy in the Management of Locally Advanced Pancreatic Adenocarcinoma” – Doctors Robert Martin and Susan Ellis at the University of Louisville School of Medicine, Louisville, Ky.; and Doctors Kelli McFarland and Vic Velanovich at Henry Ford Hospital, Detroit, Mich.

o
“Ablation of Perivascular Hepatic Malignant Tumors with Irreversible Electroporation” – Doctors Peter Kingham, Yuman Fong, Ami Karkar, Michael D’Angelica, Peter Allen, Ronald DeMatteo, George Getrajdman, Constantinos Sofocleous, Stephen Solomon, and William Jarnagin, all physicians at Memorial Sloan Kettering Cancer Center, New York, N.Y.

In addition to the previously announced presentations at the Society of Interventional Radiology (SIR) 2012 Annual Scientific Meeting and Society of Surgical Oncology (SSO) 2012 conference, two presentations were made on using the NanoKnife System to treat pancreatic cancer at the International Hepato-Pancreato-Biliary Association meeting in Paris earlier this month. Dr. Robert Martin of the University of Louisville presented clinical experience in margin accentuation in pancreatic surgery. Dr. Kevin Watkins of Stony Brook University presented his pancreatic clinical experience and on the safety and efficacy of the NanoKnife System. Approximately 1,300 patients worldwide have been treated with the NanoKnife System as of May 31, 2012.

•	Strengthened the Oncology/Surgery product portfolio by re-entering the embolization market and with the launches of the Embarc Microcatheter and Charter Guidewire.

•
VenaCure EVLT® system sales increased 17% in the fourth quarter and 14% in the fiscal year over the comparable prior year periods. The growth was driven by strong customer acceptance of the recently-introduced VenaCure® 1470 laser and continued market share growth of NeverTouch® procedure kits.

•
The signing of a three-year agreement with Canada’s national healthcare group purchasing organization, HealthPRO, which represents the purchasing interests of 225 hospitals, provincial authorities and Shared Service Organizations.

Fiscal 2013 Guidance

	GAAP	Adjusted Non-GAAP

Sales ($ in mils.) (a)	360 - 363	360 – 363

Pro Forma Sales Growth (b)	5%	5%

Gross Margin	52-53%	52-53%

Operating Income ($ in mils.) ( c)	18 – 20	34 – 36

EBITDA ($ in mils.) (d)	44 – 45	60 – 61

EPS ($) (e)	0.21 - 0.23	0.49 - 0.51

a)	Quarterly calendarization is expected to approximate 23%/25%/25%/27% of the annual amount

b)	FY 12 pro forma combined sales excluding LC Beads is $344.3 million.

c)
Adjusted result reflects an estimated $16 million in acquisition-related and restructuring costs, which include amortization of inventory basis step-up, acelerated asset depreciation, transaction-related professional fees, employment severance costs, QCTA/FDA remediation programs, and the closure of the U.K. manufacturing facility. Quarterly calendarization of the $16 million will approximate $8 million/$5 million/$2 million/$1 million.

d)	$17 million in amortization and $8 million in depreciation

e)	Approximately 36 million diluted shares outstanding and a 37% tax rate. Includes medical device tax effective January 1, 2013.

“Our guidance for fiscal 2013 remains consistent with our forecast for the combined organization when we announced the transaction in late January,” added Mr. DeVivo.  “We are on plan to both complete the integration of Navilyst Medical and successfully execute the Quality Call to Action Program. As the new fiscal year progresses, we anticipate our growth rate will escalate as we execute our sales and operating strategy in the vascular access, peripheral vascular and oncology markets. Our goal is to exit the year positioned to generate double-digit top- and bottom-line growth over the long term.”

Conference Call

AngioDynamics will host a conference call today with accompanying slides at 4:30 p.m. Eastern Time to discuss its fourth quarter and full year fiscal 2012 results. To participate in the call, please dial (800) 762-8779. In addition, a live webcast and archived replay of the call will be available at http://investors.angiodynamics.com. To access the live webcast, please go to the Web site 15 minutes prior to its start to register, download and install the necessary software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported pro forma sales growth, sales on a constant currency basis, non-GAAP gross margin, non-GAAP operating income, non-GAAP EBITDA (income before interest, taxes, depreciation and amortization), non-GAAP net income and non-GAAP earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, including Navilyst Medical and its products, R&D capabilities, infrastructure and employees as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2011, and AngioDynamics’ Forms 10-Q for the quarterly periods ended November 30, 2011, and February 29, 2012. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

###

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$57,690	$56,222	$221,787	$215,749
Cost of sales	26,522	23,797	95,829	90,047
Gross profit	31,168	32,425	125,958	125,702
% of net sales	54.0%	57.7%	56.8%	58.3%

Operating expenses
Research and development	5,222	5,549	20,511	21,373
Sales and marketing	16,546	15,333	64,505	58,122
General and administrative	4,962	4,722	18,334	17,827
Amortization of intangibles	2,492	2,574	9,406	9,234
Acquisition and other non-recurring	8,793	6,410	16,164	7,182
Total operating expenses	38,015	34,588	128,920	113,738
Operating income (loss)	(6,847)	(2,163)	(2,962)	11,964
Other income (expense), net	(1,226)	(298)	(2,320)	(1,266)
Income (loss) before income taxes	(8,073)	(2,461)	(5,282)	10,698
Provision for (benefit from) income taxes	(1,045)	(1,599)	(188)	2,581
Net income (loss)	$(7,028)	$(862)	$(5,094)	$8,117

Earnings (Loss) per common share
Basic	$(0.27)	$(0.03)	$(0.20)	$0.33
Diluted	$(0.27)	$(0.03)	$(0.20)	$0.32

Weighted average common shares
Basic	26,193	24,979	25,382	24,870
Diluted	26,193	24,979	25,382	25,133

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA and non-GAAP Adjusted EBITDA:

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Operating income (loss)	$(6,847)	$(2,163)	$(2,962)	$11,964

Amortization of intangibles	2,492	2,574	9,406	9,234
Depreciation	1,127	893	3,671	3,345
EBITDA	(3,228)	1,304	10,115	24,543

Acquisition and restructuring (1)	8,793	6,410	16,164	7,182
Quality Call to Action Program (2)	1,414	-	2,326	-
Product recalls (3)	921	-	2,800	-
Adjusted EBITDA	$7,900	$7,714	$31,405	$31,725

EBITDA per common share
Assumes Diluted	$(0.12)	$0.05	$0.40	$0.98

Adjusted EBITDA per common share
Assumes Diluted	$0.30	$0.31	$1.23	$1.26

Reconciliation of Operating Income to non-GAAP Operating Income:

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Operating income (loss)	$(6,847)	$(2,163)	$(2,962)	$11,964

Acquisition and restructuring (1)	8,793	6,410	16,164	7,182
Quality Call to Action Program (2)	1,414	-	2,326	-
Product recalls (3)	921	-	2,800	-
Adjusted Operating income	$4,281	$4,247	$18,328	$19,146

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income to non-GAAP Net Income:

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net income (loss)	$(7,028)	$(862)	$(5,094)	$8,117

After tax:
Acquisition and restructuring (1)	8,072	3,429	12,744	3,505
Quality Call to Action Program (2)	919	-	1,512	-
Product recalls (3)	599	-	1,820	-
Adjusted net income	$2,562	$2,567	$10,982	$11,622

Reconciliation of Diluted Earnings (Loss) Per Share to non-GAAP Diluted Earnings Per Share:

	Three months ended				Twelve months ended
	May 31,		May 31,		May 31,	May 31,
	2012		2011		2012	2011
	(unaudited)				(unaudited)

Diluted earnings (Loss) per share (4)	$(0.27)		$(0.03)		$(0.20)	$0.32

After tax:
Acquisition and restructuring (1)	$0.31		$0.14		$0.50	$0.14
Quality Call to Action Program (2)	$0.03		$-		$0.06	$-
Product recalls (3)	$0.02		$-		$0.07	$-
Diluted earnings per share	$0.10	*	$0.10	*	$0.43	$0.46

* Does not sum due to rounding

(1)	Represents costs relating to acquisitions and debt financing, as well as business restructuring actions, which include the CEO and other executive transitions and the beginning of a program to close a facility in the UK.
(2)	Represents implementation of a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities.
(3)	Represents costs attributable to the voluntary recall of NeverTouch® procedure kits, Morpheus® Smart
PICC CT PICCs and DuraMax® Chronic Hemodialysis Catheters.
(4)	Assumes diluted shares are used for the calculation of earnings (loss) per share.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net Sales by Product Category
Vascular
Peripheral Vascular	$28,301	$22,431	$95,200	$86,992
Access	17,994	15,323	63,857	62,530
Total Vascular	46,295	37,754	159,057	149,522
Oncology/Surgery	11,395	18,468	62,730	66,227
Total	$57,690	$56,222	$221,787	$215,749

Net Sales by Geography
United States	$47,600	$48,364	$188,187	$188,878
International	10,090	7,858	33,600	26,871
Total	$57,690	$56,222	$221,787	$215,749

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31,	May 31,
	2012	2011
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$23,508	$45,984
Escrow receivable	2,500	-
Marketable securities	14,070	85,558
Total cash, escrow receivable and investments	40,078	131,542

Receivables, net	48,588	27,141
Inventories, net	55,823	28,126
Deferred income taxes	4,962	2,821
Prepaid income taxes	3,402	503
Prepaid expenses and other	6,425	4,172
Total current assets	159,278	194,305

Property, plant and equipment, net	55,915	23,804
Intangible assets, net	143,568	48,037
Goodwill	313,975	161,951
Deferred income taxes	40,435	5,835
Other non-current assets	11,906	3,489
Total Assets	$725,077	$437,421

Liabilities and Stockholders' Equity
Current portion of long-term debt	$7,500	$275
Other current liabilities	51,685	25,232
Long-term debt, net of current portion	142,500	6,275
Total Liabilities	201,685	31,782

Stockholders' equity	523,392	405,639
Total Liabilities and Stockholders' Equity	$725,077	$437,421

Shares outstanding	34,684	24,986

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve months ended
	May 31,	May 31,
	2012	2011
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$(5,094)	$8,117
Depreciation and amortization	13,044	12,579
Tax effect of exercise of stock options	(437)	(741)
Deferred income taxes	(524)	(840)
Stock-based compensation	4,090	4,609
Other	1,987	6,341
Changes in operating assets and liabilities
Receivables	(2,496)	2,770
Inventories	(1,091)	1,418
Accounts payable and accrued liabilities	6,673	(2,433)
Other	(5,323)	2,050
Net cash provided by operating activities	10,829	33,870

Cash flows from investing activities:
Additions to property, plant and equipment	(2,492)	(2,957)
Acquisition of businesses, intangibles and other assets	(237,201)	(1,086)
Change in escrow receivable	(2,500)	-
Proceeds from sale of assets	1,000	-
Long term investment	(5,000)	-
Purchases, sales and maturities of marketable securities, net	70,499	(44,577)
Net cash used in investing activities	(175,694)	(48,620)

Cash flows from financing activities:
Repayment of long-term debt	(6,550)	(260)
Proceeds from issuance of new debt	150,000	-
Deferred financing costs on long-term debt	(2,378)	-
Proceeds from exercise of stock options and ESPP	1,252	2,182
Repurchase and retirement of shares	14	-
Net cash provided by financing activities	142,338	1,922

Effect of exchange rate changes on cash	51	49
Decrease in cash and cash equivalents	(22,476)	(12,779)

Cash and cash equivalents
Beginning of period	45,984	58,763
End of period	$23,508	$45,984